Exhibit 99.1

For Release: April 22, 2008	For Further Information:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports Quarterly Net Income of $4.8 Million

Board of Directors Maintains Quarterly Dividend

Highlights

•	Net income for the third quarter of fiscal 2008 was $4.8 million, up from a net loss of $3.1 million in the second quarter of fiscal 2008.

•	Net income for the nine months ended March 31, 2008 was $7.9 million and core earnings for the same period were $12.2 million.

•	Commercial loans grew $40 million during the current quarter or at an annualized rate of 13.6% and now account for 46% of portfolio loans.

•	Total capital as a percent of assets increased to 9.54% at March 31, 2008 from 9.45% at December 31, 2007.

•	The Board of Directors maintained the quarterly cash dividend at $0.17 per share.

Summary

Warren, Ohio — April 22, 2008 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $4.8 million for the quarter ended March 31, 2008, a decrease of $1.7 million from net income of $6.5 million for the quarter ended March 31, 2007. The decrease was primarily due to an increase of $3.3 million in the provision for loan losses, partially offset by an increase of $2.1 million in mortgage banking gains. Earnings per share for the current quarter were $0.30 compared with $0.38 for the same quarter in the prior year. Return on average equity for the current quarter was 6.11% compared with 8.02% for the prior year quarter. Return on average tangible equity for the current quarter was 9.25% compared with 11.71% for the quarter ended March 31, 2007.

Net income of $4.8 million for the quarter ended March 31, 2008, increased $7.9 million from a net loss of $3.1 million for the quarter ended December 31, 2007. The increase in net income was due to decreases in impairment of securities and merger costs and increases in mortgage banking gains and gains on the sale of loan servicing rights. Diluted earnings per share were $0.30 for the current quarter compared to losses per share of $0.20 for the preceding quarter ended December 31, 2007. Return on average equity for the current quarter was 6.11% compared with -3.93% for the preceding quarter ended December 31, 2007.

For the nine months ended March 31, 2008, the Company reported net income of $7.9 million compared with $20.0 million for the same period in the prior year, or a decrease of 60.6%. Diluted earnings per share were $0.48 for the first nine months of fiscal 2008 compared with $1.16 for the same period in the prior year, or a decline of 58.6%. Return on average assets and return on average equity for the nine months ended March 31, 2008 were 0.32% and 3.29% respectively, down from 0.87% and 8.29% for the nine months ended March 31, 2007.

Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles (GAAP) that exclude certain unusual or nonrecurring items of revenue or expense. There were no differences between GAAP net income and core earnings for the three months ended March 31, 2008 or for the three months ended March 31, 2007. There were differences between net income and core earnings for the nine months ended March 31, 2008 but not for the nine months ended March 31, 2007. Both the $5.9 million pre-tax charge for the impairment of securities and the $0.8 million pre-tax charge for merger expenses in the nine months ended March 31, 2008 have been excluded from core earnings. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures beginning on page five of this release and the Reconciliation of GAAP Net Income to Core Earnings on page nine.

Core earnings for the nine months ended March 31, 2008 were $12.2 million compared with $20.0 million for the nine months ended March 31, 2007, or a decrease of 38.9%. Core diluted earnings per share were $0.75 for the first nine months of fiscal 2008 compared with $1.16 for the first nine months of fiscal 2007. Core return on average equity for the first nine months of the current year was 5.11% compared with 8.29% for the first nine months of the prior year. Core return on average tangible equity for the first nine months of the current year was 7.70% compared with 12.24% for the first nine months in the prior year.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “We are pleased to report a return to profitability this quarter after reporting a net loss in the December 2007 quarter. We reported progress from the preceding quarter in each major income statement category, net interest income, provision for loan losses, noninterest income and noninterest expense. Asset quality continues to be our greatest challenge due to continued weakness in the midwest economy. We responded to this weakness by building our allowance for loan losses to 1.10% of loans up from 1.00% last quarter. At the same time we were able to increase capital in absolute terms, as a percent of assets and on a per share basis. We continue to remain well capitalized by regulatory standards.”

Revenue

Net interest income for the third quarter of fiscal 2008 was $21.8 million, an increase of $0.3 million or 1.5% over the third quarter of fiscal 2007. This increase was the net result of a 6.7% increase in average earning assets in the current quarter compared with the same quarter in the prior year partially offset by a decline in the net interest margin of 17 basis points to 2.98% for the current quarter from 3.15% for the same quarter in the prior year. The decrease in the net interest margin from the same quarter in the prior year is the result of experiencing an inverted yield curve for substantially all of fiscal 2007 and the impact of 300 basis points in Federal Reserve short-term interest rate decreases between September 2007 and March 2008 as First Place is modestly asset sensitive for periods less than six months. Net interest margin for the current quarter of 2.98% was up 6 basis points from the preceding quarter in spite of 200 basis points in rate reductions in the federal funds rate set by the Federal Reserve Board during the quarter. First Place achieved success by passing along market rate reductions to deposit customers during the quarter as other financial institutions followed similar strategies.

Noninterest income for the third quarter of fiscal 2008 was $9.9 million, an increase of $2.1 million or 27.6% compared with the same quarter in the prior year. The majority of this increase was due to mortgage banking gains of $3.9 million compared with gains of $1.8 million in the same quarter in the prior year. The increase in mortgage banking gains was due to increases of $1.0 million due to the adoption of Staff Accounting Bulletin 109 issued by the Securities and Exchange Commission and $1.1 million primarily due to an increase in the volume of loans sold. Staff Accounting Bulletin 109 repealed Staff Accounting Bulletin 105 and resulted in full recognition of loan commitment derivatives when issued. This resulted in recognizing mortgage banking gains at the time of issuing the commitment rather than when the loan was sold and effectively resulted in recognizing approximately four months worth of mortgage banking revenue during the current quarter. The volume of loan sales in the current quarter was $329 million, up $129 million from sales of $200 million in the same quarter in the prior year. Other significant changes in noninterest income in the current quarter compared with the same quarter in the prior year include a $0.5 million increase in net gains on the sale of loan servicing rights and a $0.7 million increase in service charge income, partially offset by a decrease of $0.9 million in loan servicing income. The gain on loan servicing rights was due to the resolution of certain contingencies related to the September 2007 sale of loan servicing rights. Service charge income increased due to the impact of the Flint, Michigan branches acquired in April 2007, the banking office of HBLS Bank in Hicksville, Ohio acquired in October 2007 and due to the effectiveness of procedural changes in the way service charges on deposit accounts are levied. The decrease in loan servicing income was due to a $0.2 million increase in impairment of loan servicing rights recorded in the current quarter compared with impairment recorded in the same quarter in the prior year and a $0.7 million decrease in net loan servicing revenue due to the sale of approximately 50% of the servicing portfolio in September 2007.

Noninterest Expense

Noninterest expense for the third quarter of fiscal year 2008 was $20.0 million, an increase of $1.6 million or 8.6% compared with the same quarter in the prior year. Salaries and employee benefit costs increased $0.5 million or 5.5% and occupancy and equipment costs increased $0.6 million or 21.5% both primarily related to the seven Flint, Michigan retail banking offices acquired as of April 27, 2007 and the banking office of HBLS Bank acquired as of October 31, 2007. Real estate owned expense increased $0.3 million related to an increase in the volume of properties added to real estate owned in recent months. Noninterest expense as a percent of average assets was 2.45% for the quarter ended March 31, 2008, up from 2.43% for the same quarter in the prior year.

Noninterest expense for the third quarter of fiscal 2008 of $20.0 million decreased $2.5 million or 11.1% from $22.5 million for the preceding quarter of fiscal 2008. The decrease was primarily due to decreases in real estate owned expense, merger expense and marketing. Noninterest expense as a percent of average assets decreased to 2.45% in the current quarter compared with 2.76% for the preceding quarter.

Asset Quality

Nonperforming assets, which is comprised of nonperforming loans and real estate owned, were $70.7 million at March 31, 2008, or 2.15% of total assets, up $30.0 million from $40.7 million or 1.26% of total assets at June 30, 2007. Nonperforming loans were $57.5 million at March 31, 2008, or 2.20% of total loans up $23.5 million from $34.0 million or 1.35% of total assets at June 30, 2007. Real estate owned was $13.2 million at March 31, 2008 up $6.5 million from $6.7 million at June 30, 2007. At March 31, 2008, nonperforming assets increased $14.8 million due to increases of $11.2 million in nonperforming loans and $3.6 million in real estate owned compared with December 31, 2007. First Place works with borrowers to avoid foreclosure if at all possible. Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, First Place often seeks a deed in lieu of foreclosure. This has resulted in real estate owned growing more rapidly, on a percentage basis, than nonperforming loans in the current quarter. Single family residential properties represented $9.2 million of the $13.2 million balance of real estate owned at March 31, 2008.

Net charge-offs were $2.2 million in the current quarter which was an increase of $1.2 million over net charge-offs of $1.0 million in the prior year quarter but a decrease of $3.1 million from net charge-offs of $5.3 million in the preceding quarter. Each quarter management performs a review of all classified commercial loans and a review of the historic loss rates on residential and consumer loans. This information is combined with an analysis of current market and projected economic conditions in order to determine the overall allowance for loan losses. Based on this analysis, a provision for loan losses of $4.7 million was recorded for the quarter ended March 31, 2008. That provision was a $3.3 million increase over the provision of $1.4 million recorded in the quarter ended March 31, 2007 and a $0.5 million decrease from the provision of $5.2 million recorded in the preceding quarter. The allowance for loan losses increased $2.5 million to $28.9 million at March 31, 2008, from $26.4 million at December 31, 2007. The ratio of the allowance for loan losses to total loans was 1.10% at March 31, 2008, compared with 1.00% at December 31, 2007, 1.03% at June 30, 2007 and 0.98% at March 31, 2007. The increase in the allowance as a percent of loans in the current quarter is consistent with the increase in nonperforming loans during the quarter. Another factor considered in determining the level of the allowance is the type of collateral.

Of the total nonperforming loans at March 31, 2008, 99% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the actual losses are often only a fraction of the total loan amount.

Steven Lewis commented, “Our increase in nonperforming assets is a result of the state of the economy in the midwest. As the current recession continues, additional borrowers have been affected by economic conditions and problem loans have continued to increase. In response to these unique market conditions, we have increased our allowance for loan losses to fully recognize the credit costs associated with our delinquent and nonperforming loans. We have also acted aggressively by changing credit and collection procedures including but not limited to limiting new residential construction loans, eliminating our riskiest residential lending programs and increasing the resources we have allocated to collection and workout efforts in proportion to the increase in problem loans. We remain committed to reducing nonperforming assets in the coming months.”

Balance Sheet Activity

Assets were $3.289 billion at March 31, 2008, compared with $3.226 billion at June 30, 2007, an increase of $63 million or 1.9%. The acquisition of HBLS Bank on October 31, 2007 accounted for $48 million of the increase in total assets. Total portfolio loans were $2.616 billion at March 31, 2008, an increase of $108 million from June 30, 2007. Commercial loans increased $166 million during the first nine months of fiscal 2008, or 21.1% annualized, to $1.213 billion. Commercial loans now account for 46.4% of the loan portfolio up from 41.7% at June 30, 2007. Mortgage and construction loans decreased $62 million during the first nine months of the current fiscal year and consumer loans increased $4 million during the same period. Securities available for sale declined $10 million to $276 million for the nine months ended March 31, 2008 primarily due to securities which matured and were not replaced. Loans held for sale declined $11 million to $85 million at March 31, 2008 down from $96 million at June 30, 2007.

Deposits totaled $2.329 billion at March 31, 2008, an increase of $88 million since June 30, 2007. This increase included $40 million in deposits acquired as part of HBLS Bank in October 2007. Total borrowings increased $21 million to $615 million at March 31, 2008, compared with June 30, 2007.

Shareholders’ equity remains strong; it was $314 million at March 31, 2008, down $12 million from June 30, 2007. The decline was primarily due to $14 million of treasury stock purchases during the first six months of fiscal 2008. During the six months ended December 31, 2007, First Place purchased 880,086 treasury shares at an average price of $16.04 per share. There were no treasury stock purchases during the current quarter and the board authorizations to purchase treasury stock have expired. Shareholders’ equity as a percent of assets was 9.54% at March 31, 2008, up from 9.45% at December 31, 2007 and down from 10.11% at June 30, 2007. Tangible equity to assets increased to 6.53% at March 31, 2008 up from 6.42% at December 31, 2007 but down from 6.99% at June 30, 2007. First Place Bank remains well capitalized under regulatory capital standards.

Steven Lewis noted, “We continue to grow commercial loans bringing more balance, higher yields and more business customers with multiple relationships into our loan portfolio. In the current quarter we were able to fund this growth with increases in savings accounts and certificates of deposit at favorable rates resulting in an increase in our net interest margin. While total assets did not increase during the quarter we have strengthened First Place by increasing both total capital and tangible capital as a percent of assets. It only makes sense to maintain strong capital ratios in these turbulent financial times.”

Pending Acquisition

On April 2, 2008 First Place announced that it has signed a definitive agreement to acquire OC Financial Inc., a Dublin, Ohio financial holding company that owns Ohio Central Savings. Ohio Central Savings has approximately $64 million in assets and operates full service banking branches in Dublin, and Cleveland Heights, Ohio. The transaction is expected to be marginally accretive to capital and contribute positively to First Place’s earnings per share, excluding one-time merger-related costs, in its subsequent fiscal year ending June 30, 2009. The transaction is expected to close late in the second calendar quarter of 2008 pending regulatory approval, the approval of OC Financial’s shareholders and satisfaction of other customary closing conditions.

Board Actions

At its regular meeting held April 22, 2008, the Board of Directors declared a per share cash dividend of $0.17 payable on May 8, 2008, to shareholders of record as of the close of business on April 24, 2008. This dividend is at the same level as the dividends declared in January 2008 and October 2007.

About First Place Financial Corp.

First Place Financial Corp. is a $3.3 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 43 retail locations, 2 business financial service centers and 20 loan production offices through the First Place Bank and the Franklin Bank division of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pretax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page nine.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,		Percent Change	Nine months ended March 31,		Percent Change
(Dollars in thousands, except share data)	2008	2007		2008	2007
Interest income	$47,421	$46,406	2.2%	$144,812	$138,725	4.4%
Interest expense	25,586	24,889	2.8	80,047	73,574	8.8

Net interest income	21,835	21,517	1.5	64,765	65,151	(0.6)

Provision for loan losses	4,680	1,425	228.4	11,836	4,215	180.8

Net interest income after provision for loan losses	17,155	20,092	(14.6)	52,929	60,936	(13.1)

Noninterest income
Service charges on deposit accounts	2,145	1,433	49.7	6,206	4,449	39.5
Net gains on sale of securities	8	—	N/M	737	84	N/M
Impairment of securities	—	—	—	(5,900)	—	N/M
Mortgage banking gains	3,938	1,774	122.0	6,859	5,503	24.6
Gain on sale of loan servicing rights	490	—	N/M	1,961	—	N/M
Loan servicing income (loss)	(411)	482	(185.3)	(267)	953	(128.0)
Other income - bank	1,624	1,638	(0.9)	4,969	5,380	(7.6)
Insurance commission income	1,072	925	15.9	2,730	2,590	5.4
Other income - non-bank	1,070	1,535	(30.3)	3,546	4,244	(16.4)

Total noninterest income	9,936	7,787	27.6	20,841	23,203	(10.2)

Noninterest expense
Salaries and employee benefits	10,083	9,554	5.5	30,719	27,326	12.4
Occupancy and equipment	3,459	2,846	21.5	9,627	8,588	12.1
Professional fees	649	713	(9.0)	2,154	2,158	(0.2)
Loan expenses	592	295	100.7	1,476	1,632	(9.6)
Marketing	453	453	—	2,126	1,749	21.6
Merger, integration & restructuring	—	—	—	790	—	N/M
State and local taxes	191	298	(35.9)	722	788	(8.4)
Amortization of intangible assets	1,104	1,058	4.3	3,327	3,203	3.9
Real estate owned expense	550	246	123.6	2,690	540	398.1
Other expense	2,891	2,933	(1.4)	9,225	8,770	5.2

Total noninterest expense	19,972	18,396	8.6	62,856	54,754	14.8

Income before income tax expense	7,119	9,483	(24.9)	10,914	29,385	(62.9)
Income tax expense	2,350	3,016	(22.1)	3,038	9,386	(67.6)

Net income	$4,769	$6,467	(26.3)%	$7,876	$19,999	(60.6)%

SHARE DATA:
Basic earnings per share	$0.30	$0.38	(21.1)%	$0.49	$1.18	(58.5)%
Diluted earnings per share	$0.30	$0.38	(21.1)	$0.48	$1.16	(58.6)
Cash dividends per share	$0.170	$0.155	9.7	$0.495	$0.450	10.0
Average shares outstanding - basic	15,968,711	17,006,416	(6.1)	16,180,416	16,961,642	(4.6)
Average shares outstanding - diluted	15,998,585	17,214,117	(7.1)	16,259,477	17,194,556	(5.4)

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Mar 31, 2008	Dec 31, 2007	Sept 30, 2007	June 30, 2007	Mar 31, 2007

(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$52,351	$47,268	$54,866	$77,226	$57,177
Interest-bearing deposits in other banks	5,049	13,583	19,496	9,989	1,273
Securities available for sale	275,519	267,709	268,610	285,242	267,305
Loans held for sale	85,372	72,547	60,646	96,163	109,079
Loans
Mortgage and construction	1,018,083	1,081,719	1,095,060	1,079,788	1,059,526
Commercial	1,212,947	1,173,115	1,070,159	1,046,893	1,001,661
Consumer	384,629	393,383	383,229	381,011	360,103

Total loans	2,615,659	2,648,217	2,548,448	2,507,692	2,421,290
Less allowance for loan losses	28,874	26,360	26,165	25,851	23,844

Loans, net	2,586,785	2,621,857	2,522,283	2,481,841	2,397,446
Federal Home Loan Bank stock	34,523	34,100	33,209	33,209	33,209
Premises and equipment, net	50,902	51,568	46,415	45,639	41,535
Goodwill	91,978	91,835	91,692	91,692	88,296
Core deposit and other intangibles	13,998	15,108	15,587	16,678	14,429
Other assets	92,507	88,699	89,791	88,534	85,648

Total assets	$3,288,984	$3,304,274	$3,202,595	$3,226,213	$3,095,397

LIABILITIES
Deposits
Noninterest-bearing checking	$227,994	$228,019	$226,710	$242,068	$229,179
Interest-bearing checking	155,941	157,742	145,925	154,941	141,355
Savings	453,609	432,644	403,630	390,462	327,236
Money market	362,711	391,027	394,748	404,248	453,673
Certificates of deposit	1,128,340	1,090,411	1,060,222	1,048,977	952,615

Total deposits	2,328,595	2,299,843	2,231,235	2,240,696	2,104,058
Short-term borrowings	150,214	222,471	224,736	195,249	223,761
Long-term debt	464,371	436,518	384,450	397,914	398,535
Other liabilities	32,106	33,353	39,466	66,167	38,896

Total liabilities	2,975,286	2,992,185	2,879,887	2,900,026	2,765,250

SHAREHOLDERS’ EQUITY	313,698	312,089	322,708	326,187	330,147

Total liabilities and shareholders’ equity	$3,288,984	$3,304,274	$3,202,595	$3,226,213	$3,095,397

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the nine months ended March 31,
(Dollars in thousands except per share data)	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
	FY 2008	FY 2008	FY 2008	FY 2007	FY 2007	2008	2007
EARNINGS (GAAP)
Tax equivalent net interest income	$22,246	21,930	21,746	22,211	21,875	65,922	66,240
Net interest income	$21,835	21,558	21,372	21,854	21,517	64,765	65,151
Provision for loan losses	$4,680	5,195	1,961	3,176	1,425	11,836	4,215
Noninterest income	$9,936	714	10,191	9,085	7,787	20,841	23,203
Noninterest expense	$19,972	22,455	20,429	19,442	18,396	62,856	54,754
Net income (loss)	$4,769	(3,147)	6,254	5,625	6,467	7,876	19,999
Basic earnings (loss) per share	$0.30	(0.20)	0.38	0.33	0.38	0.49	1.18
Diluted earnings (loss) per share	$0.30	(0.20)	0.38	0.33	0.38	0.48	1.16

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.59%	(0.39)%	0.78%	0.72%	0.85%	0.32%	0.87%
Return on average equity	6.11%	(3.93)%	7.72%	6.84%	8.02%	3.29%	8.29%
Return on average tangible assets	0.61%	(0.40)%	0.81%	0.75%	0.88%	0.34%	0.90%
Return on average tangible equity	9.25%	(5.91)%	11.60%	10.15%	11.71%	4.96%	12.24%
Net interest margin, fully tax equivalent	2.98%	2.92%	2.94%	3.07%	3.15%	2.94%	3.12%
Efficiency ratio	62.06%	99.17%	63.97%	62.12%	62.02%	72.45%	61.22%
Noninterest expense as a percent of average assets	2.45%	2.76%	2.55%	2.49%	2.43%	2.59%	2.38%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income (loss)	$4,769	(3,147)	6,254	5,625	6,467	7,876	19,999
Impairment of securities	$—	3,835	—	—	—	3,835	—
Merger, integration and restructuring, net of tax	$—	514	—	487	—	514	—
Core earnings	$4,769	1,202	6,254	6,112	6,467	12,225	19,999

CORE EARNINGS
Core earnings	$4,769	1,202	6,254	6,112	6,467	12,225	19,999
Basic core earnings per share	$0.30	0.07	0.38	0.36	0.38	0.76	1.18
Core diluted earnings per share	$0.30	0.07	0.38	0.36	0.38	0.75	1.16

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.59%	0.15%	0.78%	0.78%	0.85%	0.50%	0.87%
Core return on average equity	6.11%	1.50%	7.72%	7.44%	8.02%	5.11%	8.29%
Core return on average tangible assets	0.61%	0.15%	0.81%	0.81%	0.88%	0.52%	0.90%
Core return on average tangible equity	9.25%	2.26%	11.60%	11.03%	11.71%	7.70%	12.24%
Core net interest margin, fully tax equivalent	2.98%	2.92%	2.94%	3.07%	3.15%	2.94%	3.12%
Core efficiency ratio	62.06%	75.90%	63.97%	59.73%	62.02%	66.98%	61.22%
Core noninterest expense as a percent of average assets	2.45%	2.66%	2.55%	2.39%	2.43%	2.55%	2.38%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the nine months ended March 31,
	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
(Dollars in thousands except per share data)	FY 2008	FY 2008	FY 2008	FY 2007	FY 2007	2008	2007
CAPITAL
Equity to total assets at end of period	9.54%	9.45%	10.08%	10.11%	10.67%	9.54%	10.67%
Tangible equity to tangible assets	6.53%	6.42%	6.96%	6.99%	7.60%	6.53%	7.60%
Book value per share	$19.11	19.01	19.24	18.92	18.88	19.11	18.88
Tangible book value per share	$12.65	12.50	12.85	12.64	13.01	12.65	13.01
Period-end market value per share	$13.00	13.99	17.70	21.12	21.45	13.00	21.45
Dividends declared per common share	$0.170	0.170	0.155	0.155	0.155	0.495	0.45
Common stock dividend payout ratio	56.67%	N/M	40.79%	46.97%	40.79%	103.13%	38.79%
Period-end common shares outstanding (000)	16,418	16,416	16,770	17,236	17,486	16,418	17,486
Average basic shares outstanding (000)	15,969	16,096	16,475	16,934	17,006	16,180	16,961
Average diluted shares outstanding (000)	15,999	16,096	16,590	17,106	17,214	16,259	17,195

ASSET QUALITY
Net charge-offs (recoveries)	$2,165	5,254	1,647	1,169	1,006	9,066	2,690
Annualized net charge-offs (recoveries) to average loans	0.33%	0.80%	0.26%	0.19%	0.17%	0.46%	0.15%
Nonperforming loans (NPLs)	$57,480	46,322	36,832	33,962	27,630	57,480	27,630
NPLs as a percent of total loans	2.20%	1.75%	1.45%	1.35%	1.14%	2.20%	1.14%
Nonperforming assets (NPAs)	$70,692	55,914	46,848	40,678	32,732	70,692	32,732
NPAs as a percent of total assets	2.15%	1.69%	1.46%	1.26%	1.06%	2.15%	1.06%
Allowance for loan losses	$28,874	26,360	26,165	25,851	23,844	28,874	23,844
Allowance for loan losses as a percent of loans	1.10%	1.00%	1.03%	1.03%	0.98%	1.10%	0.98%
Allowance for loan losses as a percent of NPLs	50.23%	56.91%	71.46%	76.12%	86.30%	50.23%	86.30%

MORTGAGE BANKING
Mortgage originations	$335,700	282,400	330,700	356,300	233,200	948,800	763,900
Net gains on sale of loans	$3,938	1,065	1,856	1,737	1,774	6,859	5,503
Mortgage servicing portfolio	$1,357,944	1,228,283	1,062,742	2,095,607	2,035,437	1,357,944	2,035,437
Mortgage servicing rights	$13,402	11,721	10,876	20,785	20,092	13,402	20,092
Mortgage servicing rights valuation (loss) recovery	$(145)	(305)	—	70	76	(450)	41
Mortgage servicing rights / Mortgage servicing portfolio	0.99%	0.95%	1.02%	0.99%	0.99%	0.99%	0.99%

END OF PERIOD BALANCES
Assets	$3,288,984	3,304,274	3,202,595	3,226,213	3,095,397	3,288,984	3,095,397
Deposits	$2,328,595	2,299,843	2,231,235	2,240,696	2,104,058	2,328,595	2,104,058
Shareholders’ equity	$313,698	312,089	322,708	326,187	330,147	313,698	330,147
Tangible shareholders’ equity	$207,722	205,146	215,429	217,817	227,422	207,722	227,422

AVERAGE BALANCES
Loans	$2,625,799	2,613,435	2,551,278	2,503,590	2,439,627	2,596,732	2,412,491
Loans held for sale	$74,675	60,112	82,538	93,719	81,204	72,434	107,056
Earning assets	$3,007,062	2,989,442	2,939,959	2,898,204	2,819,160	2,981,229	2,824,112
Assets	$3,276,830	3,236,941	3,185,983	3,134,562	3,067,951	3,233,093	3,063,138
Deposits	$2,323,244	2,279,620	2,225,830	2,193,083	2,095,705	2,276,060	2,092,668
Shareholders’ equity	$313,888	318,909	322,372	329,652	326,873	318,406	321,556
Tangible shareholders’ equity	$207,400	211,933	214,555	220,330	223,944	211,310	217,662